EXHIBIT 15

Advantage Marketing Systems, Inc.
711 N. E. 39th Street
Oklahoma City, Oklahoma 73105

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Advantage Marketing Systems, Inc. as of June 30, 2004 and for the periods ended June 30, 2004 and 2003, as indicated in our report dated July 22, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in Registration Statement No. 333-109093 (2003 Stock Option Plan) on Form S-8, in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8, in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8 and Registration Statement No. 333-31750 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
July 22, 2004